Exhibit 10.55
INTRASTATE
Natural Gas Sales Contract
IDENTIFIER: JOHND2011 — INTRASTATEsales — Service Company #2.1
     By this contract Gas Natural Service Company, LLC (the “Service Company”) appoints and elects John D. Oil & Gas Marketing, LLC (“John D.”) to be the exclusive seller of intrastate natural gas to Service Company. This contract amends the 2006 version of the North American Energy Standards Board (“NAESB”) Wholesale Natural Gas Sales Contract, which contract has been assigned the Identifier: JOHND2011 — INTRASTATEsales — Service Company #2.
RECITALS
     Whereas, Service Company desires to acquire supplies of natural gas for Service Company’s Buyers, and
     Whereas, John D. has agreed to act as Service Company’s exclusive seller of intrastate natural gas supply;
     Now therefore, in consideration of the mutual covenants contained herein, and other good and valuable consideration, John D. and Service Company agree as follows:
1.	Agreement: Service Company agrees to pay John D. the greater of (a) NYMEX plus seventy-five cents ($0.75) per Thousand Cubic Feet (“Mcf”) plus any applicable transportation costs, shrinkage costs and taxes or (b) market price, plus any applicable transportation costs, shrinkage and taxes.

2.	Billing and Payment: Payment shall occur on the date set forth on each confirmation for the purchase of intrastate natural gas. Service Company agrees to provide John D. with a copy of any and all invoices submitted to Service Company by a different natural gas supplier.

A finance charge of one and one-half percent (1.5%) per month shall be due and payable to John D. for payments that are not received within fifteen (15) days of the due date for payment.

3.	Quantity: Service Company shall work with John D., and John D. shall work with Service Company, each diligently and in good faith, to determine the gas supply needs of Service Company, in order to provide timely and cost-effective nomination and scheduling services for Service Company’s Buyers.

4.	Reimbursement: The Service Company shall be wholly responsible for the payment of the gas sales price; gas transportation rates; fees; penalties or any charges whatsoever related to gas that is supplied by Service Company. The Service Company shall hold John D. harmless and shall reimburse John D. for any legal fees or expenses incurred as a result of this contract.

5.	Term of Contract: This contract shall commence when executed by a duly authorized representative of John D. and the Service Company and shall remain in force and effect until September 30, 2023 UNLESS the contract is terminated or renegotiated earlier upon the mutual written agreement of the Parties OR unilaterally upon thirty (30) days written notice by John D. to Service Company.

This contract supersedes a contract between Service Company’s Buyers and John D. Oil and Gas Marketing LLC, which was subsequently assigned the contract Identifier of: JOHND2008 — INTRASTATEsales — LDCs#1.1.1 EXCEPT that if this contract is terminated or determined to be invalid, the provisions of JOHND2008 — INTRASTATEsales — LDCs #1.1.1 shall apply to any obligations of the Signatories as if JOHND20008 — INTRASTATEsales — LDCs #1.1.1 had never been superseded as to those Signatories.

6.	Regulatory Compliance: This contract shall be subject to the rules and regulations of any duly constituted Federal or State regulatory body having jurisdiction hereunder. It is the express intention of John D. and Service Company to comply with all aspects of the rules, regulations and decisions of the Federal Energy Regulatory Commission (the “FERC”) regarding Asset Management and Agency agreements that were in effect at the time of execution of this contract. Deviations from such rules, regulations and decision of the FERC related to Asset Management and/or Agency Agreements are due to mistake or inadvertence and not to intent. If an action occurs that results in a material deviation from the rules, regulations or decision of the FERC, John D. and Service Company pledge to make a good faith effort to rectify such deviations, when discovered by any of them.

7.	Governing Law: The interpretation and performance of this contract shall be in accordance with the laws of the State of Ohio.

8.	Assignment: All of the covenants, conditions and obligations of this contract shall extend to and be binding upon the heirs, personal representatives, successors and assigns respectively of the parties hereto, provided, however, that this contract shall not be assigned by John D. or by the Service Company without the written consent of the other parties, which consent shall not be unreasonably withhold. Notwithstanding the foregoing, no consent shall be required if John D. assigns this contract to an affiliated marketing company or if the Service Company assigns this contract to an affiliated Service Company. For purposes of this contract an affiliate shall mean an entity or person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first entity or person.

9.	Survival: The obligation of the Service Company to pay the greater of the prices specified in Paragraph 1 of this contract shall survive the termination or cancellation of this contract. The obligation of Service Company to indemnify John D. pursuant to Paragraph 4 of this contract shall survive the termination or cancellation of this contract. If any provision of this contract is determined to be invalid, void, or unenforceable by any court having jurisdiction, then such determination shall not invalidate, void, or make unenforceable any other provision, agreement, or covenant in this contract. No waiver of any breach of this contract shall be held to be a waiver of any other or subsequent breach. All remedies in this contract shall be taken and construed as cumulative, that is, in addition to every other remedy provided therein or by law.

10.	Complete Agreement: This contract amends the 2006 version of the NASEB Wholesale Gas Sales Contract. Together such documents represent the complete and entire understanding between John D. and the Service Company, superseding any other prior agreements, respecting the subject matter of this contract. John D. and the Service Company hereby declare that there are no promises, representations, conditions, warranties, other agreements, expressed or implied, oral or written, made or relied upon by any of them, except those herein contained.
     Therefore, for good and sufficient consideration exchanged, Gas Natural Service Company, LLC and John D. Oil & Gas Marketing, LLC, agree to the foregoing terms and conditions.
            In witness whereof, the Parties have executed this contract.
This contract may be executed in counterparts, an original of each signed contract to be delivered to each counterparty.

GAS NATURAL SERVICE COMPANY, LLC			JOHN D. OIL & GAS MARKETING, LLC

By:	/s/ Jonathan A. Harrington		By:	/s/ Rebecca Howell
	Name:	Jonathan A. Harrington		Name:	Rebecca Howell
	Title:	Controller, Gas Natural, Inc.		Title:	Controller & Secretary
	Date: 2/23/11			Date: 2/23/11